Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS APPOINTS ROBERT J. SPIEGEL, M.D. TO BOARD OF DIRECTORS

-Former CMO of Schering-Plough Joins Cyclacel Board -

Berkeley Heights, NJ, September 12, 2018 – Cyclacel Pharmaceuticals, Inc. (Nasdaq:CYCC, Nasdaq:CYCCP) (“Cyclacel” or the “Company”), a biopharmaceutical company developing innovative medicines based on cancer biology, announced the appointment of Robert Spiegel, M.D., FACP, to its Board of Directors.

“We are very pleased to have Dr. Robert Spiegel join the Board of Directors of Cyclacel. His extensive research, clinical and regulatory experience further adds to the strength of our Board and will support management’s efforts to build shareholder value,” said David U’Prichard, Ph.D., Chairman of the Board of Cyclacel. “In particular, Bob’s experience in all development stages of cancer medicines will be very valuable as we advance our business strategy.”

Dr. Spiegel has over 30 years of extensive R&D and operational experience in biopharmaceuticals, including large pharmaceutical and biotechnology companies, and academic startups as well as an advisor to venture capital and private equity funds. Dr. Spiegel was an Assistant Professor and Director of the Developmental Therapeutics Program at New York University Medical Center and then spent 25 years at Schering-Plough (subsequently acquired by Merck & Co.), where he joined as the first Director for Oncology Clinical Research. He subsequently held a series of senior executive positions, including Senior Vice President for Worldwide Clinical Research and Chief Medical Officer. During his time at Schering-Plough he led teams that took numerous drug candidates through clinical development and was involved with over 30 New Drug Application approvals by the U.S. FDA. For the last seven years, he has been a consultant to the biotech industry and has served on the Scientific Advisory Board and Board of Directors of multiple biotech companies.

“We welcome Dr. Robert Spiegel, a highly regarded figure in our industry, to our Board as an independent director,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “In addition to his long experience in drug development and regulatory affairs, Bob adds wide business expertise to our Board. We look forward to working with him in advancing the development of Cyclacel’s pipeline.”

“I am excited to join Cyclacel’s Board of Directors at an important moment in the Company’s history,” said Robert J. Spiegel, M.D. “Cyclacel’s pipeline includes multiple oncology programs around the Company’s kinase inhibitor portfolio, including CDK inhibitors, a class with rising visibility in the pharmaceutical industry.”

Dr. Spiegel currently serves on the Board of Directors of Geron Corporation and Edge Therapeutics, Inc. He is Chairman of Vidac Pharma and former Executive Chairman of NexImmune, Inc. He is currently the president of Spiegel Consulting LLC and an Assistant Professor of Medicine at Weill Cornell Medical College.  He is also a Senior Advisor to the private equity firm Warburg Pincus and an Advisor to the Israel Biotech Fund.

He received his B.A. from Yale University and his M.D. from the University of Pennsylvania. He completed his specialty training at the National Cancer Institute, National Institutes of Health (NIH).

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company using cell cycle, transcriptional regulation and DNA damage response biology to develop innovative medicines based on cancer biology. Cyclacel’s transcriptional regulation program is evaluating CYC065, a CDK inhibitor, in patients with advanced cancers. The DNA damage response program is evaluating a sequential regimen of sapacitabine and seliciclib, a CDK inhibitor, in patients with BRCA positive, advanced solid cancers. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a pipeline of novel drug candidates. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:	Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:	Russo partners LLC, Alexander Fudukidis, (646) 942-5632, alex.fudukidis@russopartnersllc.com

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